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Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

Sciele Pharma, Inc.
Atlanta, Georgia

        We hereby consent to the incorporation by reference in the Prospectus constituting a part of this Registration Statement of our reports dated February 22, 2007, covering the years ended December 31, 2006 and 2005, relating to the consolidated financial statements, the effectiveness of Sciele Pharma, Inc.'s internal control over financial reporting, and schedules of Sciele Pharma, Inc. appearing in the Company's Annual Report on Form 10-K for the year ended December 31, 2006.

        We also consent to the reference to us under the caption "Experts" in the Prospectus.

/s/ BDO Seidman, LLP

Atlanta, Georgia

May 7, 2007

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Consent of Independent Registered Public Accounting Firm